GIBRALTAR INDUSTRIES APPOINTS WILLIAM T. BOSWAY AS PRESIDENT AND CEO; FRANK HEARD NAMED VICE-CHAIRMAN

Heard to Remain in Newly Created Role Through March 3, 2020 to Ensure Smooth Leadership Transition

Buffalo, N.Y., January 7, 2019 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets, today announced the appointment of William T. Bosway as President and Chief Executive Officer, and Director, effective January 2, 2019. Mr. Bosway has been President and Chief Executive Officer of Dover Corporation’s Refrigeration & Food Equipment segment since June 2016, following a 26-year career at Emerson Electric. As part of the Company’s planned succession strategy, Frank Heard will remain employed with the Company in the newly created role of Vice Chairman of the Board through March 3, 2020, with the principal responsibility of ensuring a smooth leadership transition.

“Bill brings significant experience leading complex businesses at Fortune 500 global industrial companies, and valuable expertise in driving organic growth accelerated by strategic acquisitions,” said William Montague, Chairman of the Board. “With a shared view on the need for continued operational excellence, Bill will build on Frank’s success and deliver further value creation at this time in Gibraltar’s transformation.

“Under Frank’s leadership, Gibraltar has significantly increased its operating performance and return on invested capital, and made meaningful progress instilling a culture of operational excellence, product innovation and portfolio refinement,” said Montague. “We worked closely with Frank to ensure the selection process delivered an individual that has the right background, skill set and cultural fit for all Gibraltar stakeholders.”

“Bill is an excellent selection as President and CEO of Gibraltar at this stage of our value creation strategy, which we implemented approximately four years ago,” said Heard. “His expertise in driving organic and acquisition growth, breadth of experience in a variety of global industrial markets, and proficiency in manufacturing operations uniquely qualify him to lead Gibraltar in its next phase of growth.”

“I look forward to working closely with Frank, the Gibraltar leadership team and the Board to ensure a smooth transition as we move forward in our mission to create long-term shareholder value,” said Bosway.

For the past 29 years, Mr. Bosway, 53, has worked for two Fortune 500 industrial companies. For the past three years, he was Chief Executive Officer and President of Dover Corporation’s Refrigeration and Food Equipment segment, with annual revenue of $1.6 billion. Prior to joining Dover, Mr. Bosway was with Emerson Electric for 26 years in a number of increasingly important roles. In addition to being Group Vice President, Refrigeration and Solutions, with $1.8 billion in revenue, he led global research and innovation, advanced manufacturing and engineering, and supply chain and quality organizations, which supported the $4 billion revenue climate technologies business.

Mr. Bosway holds a M. S. in Management from the Krannet Graduate School of Management, Purdue University and a B. S. in Finance from Miami University, Ohio.

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America, and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com